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                                                                     EXHIBIT 8.1


                       FORM OF ROGERS & WELLS TAX OPINION


                           [Rogers & Wells Letterhead]



                                                              September __, 1997



Lennar Corporation
700 Northwest 107th Avenue
Miami, FL 33172

           Re: Federal Income Tax Consequences of the Merger of Lennar Corporation with and into Pacific Greystone Corporation

Dear Sirs:

                  You have requested our opinion as to certain federal income tax consequences arising out of the merger (the "Merger") pursuant to the Plan and Agreement of Merger, dated as of June 10, 1997 (the "Merger Agreement"), by and between Lennar Corporation, a Delaware corporation ("Lennar") and Pacific Greystone Corporation, a Delaware corporation ("Pacific Greystone"), pursuant to which Lennar will merge with and into Pacific Greystone. Pursuant to the Merger Agreement, Lennar will merge with and into Pacific Greystone and the separate corporate existence of Lennar will cease. Prior to the Merger, Pacific Greystone will pay a special dividend of .138 of a share of common stock, par value $.01 per share, of Pacific Greystone ("Greystone Common Stock") for each share of Greystone Common Stock (the "Stock Dividend"). After the Merger, each share of Greystone Common Stock outstanding at the Effective Time of the Merger (including the shares issued in the Stock Dividend) will continue to be one share of common stock, $.10 par value per share, of the Surviving Corporation ("Surviving Corporation Common Stock"). Therefore, after the Merger, Pacific Greystone stockholders will hold 1.138 shares of Surviving Corporation Common Stock for each currently outstanding share of Greystone Common Stock. As a result of the Merger, each share of common stock, $.10 par value per share, of Lennar ("Lennar Common Stock") will be converted



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Lennar Corporation                   2                        September __, 1997


into one share of Surviving Corporation Common Stock and each share of Class B common stock, $.10 par value per share, of Lennar ("Lennar Class B Common Stock") will be converted into one share of the Class B common stock of the Surviving Corporation ("Surviving Corporation Class B Common Stock"). No fractional shares of Surviving Corporation Common Stock will be issued in the Merger. Capitalized terms not defined in this letter have the meaning given them in the Merger Agreement.

           Prior to the Merger, Lennar will distribute to its stockholders all of the stock of LNR Property Corporation ("LNR"), to which Lennar will have transferred its real estate investment and management business (the "Spin-Off"). Pacific Greystone stockholders will not receive any interest in LNR or its subsidiaries as a result of the Merger. The tax consequences of the Spin-Off have been ruled upon by the Internal Revenue Service, therefore we express no opinion about the tax consequences of the Spin-Off.

           In rendering the opinions stated below, we have examined and relied, with your consent upon the following:

         (i)      The Merger Agreement;

         (ii) The Joint Proxy Statement/Prospectus, dated September , 1997 (the "Joint Proxy Statement/Prospectus");

         (iii) The Registration Statement of Pacific Greystone on Form S-4, dated September , 1997 (the "Registration Statement");

         (iv) The Certificates of Representations made by Lennar and Pacific Greystone; and

         (v) Such other documents, records and instruments as we have deemed necessary in order to enable us to render the opinions referred to in this letter.


           In our examination of the foregoing documents, we have assumed, with your consent, that (i) all documents reviewed by us are original documents, or true and accurate copies of original documents, and have not been subsequently amended, (ii) the signatures of each original document are genuine, (iii) each party who executed the document had proper authority and capacity, (iv) all representations and statements set forth in such documents are true and correct,
(v) all obligations imposed by any such documents on the parties thereto have been or will be



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Lennar Corporation                  3                         September __, 1997

performed or satisfied in accordance with their terms, and (vi) Lennar and Pacific Greystone at all times have been and will continue to be organized and operated in accordance with the terms of such documents. We have further assumed, with your consent, the accuracy of the statements and descriptions of Lennar's and Pacific Greystone's intended activities as described in the Merger Agreement, the Joint Proxy Statement/Prospectus, and the Registration Statement and that Lennar and Pacific Greystone have operated and will continue to operate in accordance with the method of operation described in the Merger Agreement, the Registration Statement, and the Joint Proxy Statement/Prospectus. For purposes of rendering the opinions stated below, we have also assumed, with your consent, the accuracy of the representations contained in the Certificate of Representations dated September ___, 1997 provided to us by Lennar ("Lennar Certificate") and Pacific Greystone ("Pacific Greystone Certificate").

           Based upon and subject to the foregoing, we are of the opinion that:

           1. The Merger of Lennar with and into Pacific Greystone, as described above, will qualify as a "reorganization" within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the "Code").

           2. No gain or loss will be recognized by Lennar upon the transfer of substantially all of its assets to Pacific Greystone in exchange for Surviving Corporation Common Stock and the assumption by Pacific Greystone of the liabilities of Lennar. Code Sections 361(a) and 357(a).

           3. No gain or loss will be recognized by the stockholders of Lennar upon the receipt of shares of Surviving Corporation Common Stock or Surviving Corporation Class B Common Stock solely in exchange for their shares of Lennar Common Stock or Lennar Class B Common Stock. Code Section 354(a)(1).

           4. The basis of the Lennar stockholders in the shares of Surviving Corporation Common Stock or Surviving Corporation Class B Common Stock to be received in the Merger will be the same as their basis in the shares of Lennar Common Stock or Lennar Class B Common Stock surrendered in exchange therefor. Code Section 358(a)(1).

           5. The holding period of the shares of Surviving Corporation Common Stock or Surviving Corporation Class B Common Stock to be received in the Merger by stockholders of Lennar will include the period during which the shares of Lennar Common Stock or Lennar Class B Common Stock surrendered in exchange therefor were held, provided that the shares





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Lennar Corporation                     4                      September __, 1997

of Lennar Common Stock or Lennar Class B Common Stock were held as capital assets at the Effective Time of the Merger. Code Section 1223(1).

           The opinions stated above represent our conclusion as to the application of federal income tax laws existing as of the date of this letter to the transactions contemplated in the Merger Agreement, and the Proxy Statement/Prospectus and we can give no assurance that legislative enactments, administrative changes or court decisions may not be forthcoming that would modify or supersede our opinion. An opinion of counsel merely represents counsel's judgement with respect to the probable outcome on the merits and is not binding on the Internal Revenue Service ("IRS") or any court. There can be no assurance that positions contrary to our opinion will not be taken by the IRS, or that a court considering the issues would not hold contrary to such opinion.

           The opinions set forth above represent our conclusions based upon the documents, facts and representations referred to above. Any material amendments to such documents, changes in any significant facts or inaccuracy of such representations could affect the opinions referred to herein. Although we have made such inquiries and performed such investigations as we have deemed necessary to fulfill our professional responsibilities as counsel, we have not undertaken an independent investigation of all of the facts referred to in this letter, the Lennar Certificate and the Pacific Greystone Certificate.

           The opinions set forth in this letter: (i) are limited to those matters expressly covered; no opinion is to be implied in respect of any other matter; (ii) are as of the date hereof; and (iii) we consent to the reference to our firm under the caption "Certain Federal Income Tax Consequences" in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

                                                               Very truly yours,